Exhibit 10.1

DOVER DOWNS GAMING AND ENTERTAINMENT, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT SAVINGS PLAN

Effective as of December 1, 2012

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5.6	Indemnity	6

ARTICLE VI - FUNDING		6
6.1	Funding	6
6.2	Top-Hat Plan	7

ARTICLE VII - AMENDMENT AND TERMINATION		7
7.1	Amendment	7
7.2	Termination of the Plan	7
7.3	Payment of Benefits Upon Termination	7

ARTICLE VIII - MISCELLANEOUS		7
8.1	Status of Employment	7
8.2	Payments to Minors and Incompetents	8
8.3	Inalienability of Benefits	8
8.4	Governing Law	8
8.5	Severability	8
8.6	Required Information to Plan Administrator	8
8.7	Income and Payroll Tax Withholding	9
8.8	No Effect on Other Benefits	9
8.9	Inurement	9
8.10	Cooperation to Achieve 409A Compliance	9
8.11	Captions	9
8.12	Gender and Number	9
8.13	Action by Compensation Committee	10

ARTICLE IX - CLAIMS PROCEDURE		10
9.1	Claim for Benefits	10
9.2	Appeals Procedure	10
9.3	Compliance with Regulations	11

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ARTICLE I - PURPOSE

The Dover Downs Gaming and Entertainment, Inc. Supplemental Executive Retirement Savings Plan (the “Plan”) is a non-qualified deferred compensation for designated management or highly compensated employees of Dover Downs Gaming and Entertainment, Inc. (the “Company”).  The purpose of the Plan is to provide a vehicle for the provision of additional retirement monies for those individuals designated as Participants hereunder.  All amounts credited to a Participant’s Account under the Plan shall be determined by the Compensation Committee of the Board of Directors in its sole discretion on an individual basis with respect to each Participant.

ARTICLE II- DEFINITIONS

2.1                               “Account” shall mean a bookkeeping account established by the Plan Administrator for each Participant to reflect the total amounts credited under the Plan on his or her behalf, the associated Earning Adjustments, if any, and any distributions or forfeitures.

2.2                               “Actuary” shall mean the Actuary designated by the Plan Administrator.

2.3                               “Award” shall mean the annual amount credited to a Participant’s Account pursuant to Section 4.1.

2.4                               “Beneficiary” shall mean one or more persons, trusts, estates and other entities, designated in accordance with the Plan that are entitled to receive a Participant’s Account in the event of a Participant’s death.

2.5                               “Board” shall mean the Board of Directors of Dover Downs Gaming and Entertainment, Inc.

2.6                               “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.7                               “Company” shall mean Dover Downs Gaming and Entertainment, Inc.

2.8                               “Compensation Committee” shall mean the Compensation Committee of the Board.

2.9                               “Crediting Date” shall mean the date an Award is credited to the Account of a Participant as determined by the Compensation Committee.  Awards may be credited to the Accounts of Participants on any day that securities are traded on a national securities exchange.

2.10                        “Effective Date” shall mean as of December 1, 2012.

2.11                        “Employee” shall mean an individual who is a common-law employee of an Employer.

2.12                        “Employer” shall mean the Company and any subsidiary or affiliate of the Company that, with the consent of the Compensation Committee, adopts the Plan.  Any such adopting Employer shall be bound by all terms and conditions of the Plan, including the Company’s authority (as described in Article VII) to amend or terminate the Plan.

2.13                        “Participant” shall mean an Employee of the Employer that the Compensation Committee has designated as eligible to participate in the Plan.  It is intended that this Plan will satisfy the requirements of an unfunded “top hat” deferred compensation plan as described in sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  Consequently, participation shall be limited to individuals who, in the determination of the Compensation Committee, are management employees or who are highly compensated employees for purposes of the foregoing provisions of ERISA.

2.14                        “Plan” shall mean the Plan as it is set forth in this document and as it may be amended from time to time.  This Plan shall be known as the Dover Downs Gaming and Entertainment, Inc. Supplemental Executive Retirement Savings Plan.

2.15                        “Plan Administrator” shall be the Retirement Committee.

2.16                        “Plan Year” shall mean a calendar year.

2.17                        “Qualified Plan” shall mean the Dover Downs Gaming and Entertainment, Inc. Pension Plan, as amended from time to time, which is a defined benefit pension plan intended to satisfy the tax-qualification requirements of section 401(a) of the Code.  Effective as of July 31, 2011, benefit accruals and participation under the Qualified Plan were frozen.

2.18                        “Retirement Committee” shall mean the Retirement Committee of the Company, the members of which are appointed by the Board.

2.19                        “Separation from Service” shall mean an individual’s ceasing to be an Employee of the Employer, within the meaning of Section 409A of the Code and applicable regulations promulgated thereunder, as determined by the Plan Administrator.

ARTICLE III- ELIGIBILITY, PARTICIPATION, AND VESTING

3.1                               Eligibility to Participate.  Any Employee designated by the Compensation Committee shall be eligible to participate in this Plan.

3.2                               Procedure for and Effect of Admission.  An eligible Employee shall become a Participant as determined by the Plan Administrator and may be required to complete and execute a participation agreement and such other forms and provide such data as are reasonably required by the Plan Administrator.  By becoming a Participant, an eligible Employee shall for all purposes be deemed conclusively to have assented to the provisions of the Plan and all amendments thereto.

3.3                               Cessation of Participation.  A Participant shall cease to be a Participant on the date that all distributions due to the Participant or his or her Beneficiary have been made or as of the date the Participant’s Account is forfeited pursuant to the applicable provisions of the Plan.

3.4                               Vesting.  A Participant shall be 100% vested in the value of his or her Account.

3.5                               Forfeitures.  Any amount forfeited pursuant to any provision of the Plan shall constitute a reduction of the Plan Sponsor’s liability under the Plan and shall not be allocated to the remaining Participants.

ARTICLE IV - CONTRIBUTION CREDITS AND BENEFITS

4.1                               Annual Credits.

(a)                                 For each Plan Year, the Compensation Committee may credit to a Participant’s account an annual Award in an amount determined by the Compensation Committee in its sole discretion.  Such Award may be based on a percentage of the Participant’s current base salary, or as a designated dollar amount, based on such criteria as the Compensation Committee shall determine.  The Compensation Committee may, but is not required to, determine the annual Award based on factors and assumptions, with the assistance of the Actuary, intended to restore the benefit the Participant would have accrued under the Qualified Plan had benefit accruals under that plan not been frozen.  However, the Compensation Committee may base its determination on whatever factors and assumptions it chooses, or may choose to make no Award at all with respect to a Participant and/or a Plan Year.

(1)                                 Any such Award shall be credited to the Participant’s Account on the Crediting Date determined by the Compensation Committee which shall be no later than March 15 following the Plan Year to which the Award relates.  Unless otherwise provided by the Compensation Committee, a Participant must be an Employee on the last day of the Plan Year to be credited with an annual Award for that Plan Year.

4.2                               Deemed Investments.

(a)                                 The Account of a Participant shall be credited with an investment return determined as if the Account were invested in one or more investment funds made available by the Retirement Committee.  The Retirement Committee may select a third party to provide mutual funds or other investment options, as well as recordkeeping and reporting services to Participants and to the Retirement Committee.

(b)                                 The Participant shall select the investment fund(s) in which his or her Account shall be deemed invested, from among the choices made available from time to time by the Retirement Committee.  Such election shall be made in the manner prescribed by the Retirement Committee and shall take effect upon the initial Crediting Date with respect to the Participant under the Plan.  The Participant’s investment election shall remain in effect until a new election is made by the Participant, in accordance with such rules as the Retirement Committee may prescribe.  In the event the Participant fails for any reason to make an effective election of the investment return to be credited (or debited) to his or her Account, the investment return shall be as determined by the Retirement Committee.

(c)                                  The Participant’s Account shall have no guaranteed rate of return.  Hence, the Participant shall be solely responsible for any gains or losses in his or her Account as the result of his or her investment elections.

4.3                               Adjustments to Account.  With respect to each Participant who has an Account under the Plan, the amount credited to such Account shall be adjusted by the following debits and credits, at the times and in the order stated:

(a)                                 The Account shall be debited each business day with the total amount of any payments made from such Account since the last preceding business day to the Participant (or Beneficiary) or for the Participant’s (or Beneficiary’s) benefit.

(b)                                 The Account shall be credited on each Crediting Date with the total amount of any Award to such Account since the last preceding Crediting Date.

(c)                                  The Account shall be credited or debited on each day securities are traded on a national stock exchange with the amount of deemed investment gain or loss resulting from the performance of the investment funds elected by the Participant in accordance with Section 4.2.  The amount of such deemed investment gain or loss shall be determined by the Retirement Committee (or its delegate for such purpose) and such determination shall be final and conclusive upon all concerned.

4.4                               Payment.

(a)                                 Except as provided in Section 4.5 below, a Participant (or the Participant’s Beneficiary in the event of his or her death) shall be paid the value of the Participant’s within sixty (60) days following the first day of the month coincident with or next following the Participant’s Separation from Service.  Following receipt of such payment, the Participant’s participation in the Plan shall end.

(b)                                 In the event the Participant should die after the date of his or her Separation from Service but before his or her Account is paid to him or her, the benefit under Section 4.4(a) shall be paid to the Participant’s Beneficiary.

(c)                                  Any payment hereunder shall be made on a single cash payment, less applicable withholdings.

4.5                               Delayed Payment.  Notwithstanding any provision of the Plan to the contrary, in the event a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the date of his or her Separation from Service that entitles him or her to receive a benefit under Section 4.4(a), then no payment shall be made to such Participant during the first six months following the Participant’s Separation from Service and such payment shall instead be made on the first business day of the seventh month following the Participant’s Separation from Service.  The foregoing delayed payment requirements shall not, however, apply with respect to a payment to the Participant’s Beneficiary as the result of the Participant’s death.

4.6                               Designation of Beneficiary.  A Participant shall designate a Beneficiary in the form and manner prescribed by the Plan Administrator.  A Participant may revoke or change the Beneficiary from time to time by designating a new Beneficiary in the form and manner prescribed by the Plan Administrator.  The last designation received by the Plan Administrator shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Plan Administrator prior to the Participant’s death, and in no event shall be effective as of a date prior to such receipt.  If no such Beneficiary designation is in effect at the time of a Participant’s death, or if no designated Beneficiary survives the Participant or if such designation conflicts with law, the Participant’s vested Account shall be paid to the Participant’s spouse or, if he or she has no surviving spouse, to the Participant’s estate.

ARTICLE V- ADMINISTRATION OF THE PLAN

5.1                               Administration of Plan.  The Plan Administrator may make such rules and regulations and establish such procedures for the administration of this Plan as it deems appropriate.  The Plan Administrator or its delegate shall have the authority to control and manage the operation and administration of the Plan.  In the event of any dispute or disagreements as to the interpretation of this Plan or of any rules, regulations, or procedure or as to any questioned right or obligation arising from or related to this Plan, the decision of the Plan Administrator shall be final and binding upon all persons.

5.2                               Powers and Duties of the Plan Administrator.  The Plan Administrator shall have all powers necessary to supervise the administration of the Plan and to control its operation in accordance with its terms, including, without limiting the generality of the foregoing, the power to:

(a)                                 Appoint, retain and terminate such persons as it deems necessary or advisable to assist in the administration of the Plan or to render advice with respect to the responsibilities of the Plan Administrator under the Plan, including accountants, attorneys and actuaries.

(b)                                 Make use of the services of Employees in administrative matters;

(c)                                  Determine all benefits and resolve all questions pertaining to the administration and interpretation of the Plan provisions, either by rules of general applicability or by particular decisions;

(d)                                 Adopt such forms, rules and regulations as it shall deem necessary or appropriate for the administration of the Plan and the conduct of its affairs, provided that any such forms, rules and regulations shall not be inconsistent with the provisions of the Plan;

(e)                                  Remedy any inequity from incorrect information received or communicated or from administrative error;

(f)                                   Commence or defend any litigation arising from the operation of the Plan in any legal or administrative proceeding;

(g)                                  Make all determinations affecting the eligibility of any Employee to become a Participant in the Plan;

(h)                                 To the extent that contribution credits and/or benefits are conditioned on the achievement of certain performance-based objectives, assess whether such objectives have been satisfied;

(i)                                     Determine the status and rights of Participants and their Beneficiaries;

(j)                                    Give such directions and instructions as may be necessary for the proper administration of the Plan;

(k)                                 Prepare, file and disclose to Participants on behalf of the Plan any such documents and reports as may be required by applicable federal or state law.

5.3                               Delegation of Responsibility.  The Retirement Committee may designate one or more persons to carry out any of the responsibilities or functions assigned or allocated to the Plan Administrator under the Plan.  Each reference to the Plan Administrator in this Plan shall include the Plan Administrator as well as any person to whom the Plan Administrator may have delegated the performance of a particular function or responsibility under this Article V.

5.4                               Expenses.  All expenses incident to the operation and administration of the Plan reasonably incurred, including without limitation, the fees and expenses of attorneys, actuaries and advisors, shall be paid by the Plan Sponsor.

5.5                               Plan Administrator Eligibility to Participate.  No Employee who is carrying out the functions of the Plan Administrator shall be precluded from participating in the Plan if otherwise eligible, but he or she shall not be entitled to pass upon any matters pertaining to his or her own benefits under the Plan.

5.6                               Indemnity.  The Company shall, to the extent permitted by law, indemnify and hold harmless and any Employees to whom any responsibility with respect to the administration of the Plan has been delegated against any and all costs, expenses and liabilities incurred by such parties in performing their duties and responsibilities under the Plan, provided such party or parties were acting in good faith within what was reasonably believed to have been the best interest of the Plan and its Participants and Beneficiaries.

ARTICLE VI - FUNDING

6.1                               Funding.  Nothing contained in this Plan and no action taken pursuant to this Plan will create or be construed to create or require a funded arrangement or any kind of fiduciary duty between the Company, any Employer and/or the Plan Administrator and a Participant.  Benefits payable under this Plan to a Participant or Beneficiary, if applicable, shall be paid directly from the general assets of the Company or the Employer, except to the extent that the Plan Sponsor decides, in its sole discretion, that amounts necessary to fund benefits under the Plan will be held in a rabbi trust or similar arrangement.  The Company shall not be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Plan, and the Participant and his or her Beneficiary shall not have any property interest in any specific assets of the Company or an Employer other than an unsecured right to receive payments from the Company as provided herein.  To the extent any person acquires a right hereunder, such right(s) shall be no greater than those of a general, unsecured creditor of the Plan Sponsor.

6.2                               Top-Hat Plan.  The Plan is intended to be an unfunded arrangement, maintained primarily for the purpose of providing deferred compensation to a select group of management and/or highly compensated employees.  As such, the Plan is intended to be exempt from the reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE VII - AMENDMENT AND TERMINATION

7.1                               Amendment.  The Retirement Committee, with the approval of the Compensation Committee, shall have the right to amend this Plan at any time and from time to time, including a retroactive amendment.  Notwithstanding the foregoing, the Retirement Committee is authorized and empowered to approve and execute amendments to the Plan, without the need for Compensation Committee approval, which (a) are of a ministerial or technical nature, and which do not materially affect the costs or objectives of the Plan, or (b) are required to conform to the requirements of the Internal Revenue Code or other applicable laws.  Any such amendment shall become effective upon the date stated therein, and shall be binding on all Participants, except as otherwise provided in such amendment; provided, however, that no such amendment may result in the reduction of the benefit of any Participant which had accrued as of the date of such amendment.

7.2                               Termination of the Plan.  The Company has established this Plan with bona fide intention and expectation that from year to year it will deem it advisable to continue it in effect.  However, the Board, in its sole discretion, reserves the right to terminate the Plan in its entirety at any time.

7.3                               Payment of Benefits Upon Termination.  Notwithstanding any provision of the Plan to the contrary, in the event of termination of the Plan, a Participant’s Account shall be fully vested and the Company shall pay each Participant an amount equal to the total amount credited to the Participant’s Account in a single sum payment of cash, as soon as administratively possible following the date of termination of the Plan, but in no event later than 2½ months following such date.  Termination of the Plan shall not serve to reduce the amount credited to a Participant’s Account on the date of termination.  Such termination and distribution shall comply with the applicable requirements of Section 409A of the Code, including any such requirements which mandate a delay in payment of benefits and/or a restriction on the ability of the Company, its affiliates or subsidiaries to maintain a nonqualified deferred compensation plan of a similar type for a certain period.

ARTICLE VIII - MISCELLANEOUS

8.1                               Status of Employment.  Neither the establishment nor maintenance of the Plan, nor any action of the Company or the Plan Administrator shall be held or construed to confer upon any individual any right to be continued neither as an Employee nor, upon dismissal, any right or interest in any assets of the Company or any Employer.

8.2                               Payments to Minors and Incompetents.  If a Participant or Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Plan Administrator or is adjudged to be legally incapable of giving a valid receipt and discharge for such benefits, they will be paid to the duly appointed guardian of such minor or incompetent or to such other legally appointed person as the Plan Administrator may designate.  Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

8.3                               Inalienability of Benefits.

(a)                                 Benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, whether voluntary or involuntary.  Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits under the Plan shall be void.  Neither the Company nor any Employer shall be liable for in any manner, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits under the Plan.

(b)                                 Notwithstanding Section 8.3(a), if a Participant is indebted to the Company or any Employer at any time when payments are to be made to the Participant under the provisions of the Plan, the Company shall have the right to reduce the amount of payment to be made to the Participant (or the Participant’s Beneficiary) to the extent of such indebtedness.  Any election by the Plan Sponsor not to reduce such payment shall not constitute a waiver of its claim for such indebtedness.

8.4                               Governing Law.  Except to the extent preempted by federal law, the Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware.

8.5                               Severability.  In case any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth.

8.6                               Required Information to Plan Administrator.  Each Participant will furnish to the Plan Administrator such information as the Plan Administrator considers necessary or desirable for purposes of administering the Plan, and the provisions of the Plan respecting any payments hereunder are conditional upon the Participant’s furnishing promptly such true, full and complete information as the Plan Administrator may request.  Any notice or information which, according to the terms of the Plan or the rules of the Plan Administrator, must be filed with the Plan Administrator, shall be deemed so filed if addressed and either delivered in person or mailed to and received by the Plan Administrator at the following address:

Dover Downs Gaming and Entertainment, Inc.
1131 N. DuPont Highway
Dover, DE 19901

Attention:  Plan Administrator of the Dover Downs Gaming and Entertainment, Inc. Supplemental Executive Retirement Savings Plan

Failure on the part of the Participant or Beneficiary to comply with any such request within a reasonable period of time shall be sufficient grounds for delay in the payment of benefits under the Plan until such information or proof is received by the Plan Administrator.

8.7                               Income and Payroll Tax Withholding.  To the extent required by the laws in effect at the time payments are made under this Plan, the Company or its delegate for such purposes shall withhold from such deferred compensation payments any taxes required to be withheld for federal, state or local tax purposes.

8.8                               No Effect on Other Benefits.  No amount credited under this Plan shall be deemed part of the total compensation for the purpose of computing benefits to which a Participant may be entitled under any retirement plan or other supplemental compensation arrangement, unless such plan or arrangement specifically provides to the contrary.  The amounts payable to the Participant hereunder will be in addition to any benefits paid or payable to the Participant under any other pension, disability, annuity or retirement plan or policy whatsoever.  Nothing herein contained will in any manner modify, impair or affect any existing or future rights of the Participant to participate in any other employee benefits plan or receive benefits in accordance with such plan or to participate in any current or future pension plan of the Company or an Employer or any supplemental arrangement which constitutes a part of the Company’s or the Employer’s regular compensation structure.

8.9                               Inurement.  The Plan shall be binding upon, and shall inure to, the benefit of Dover Downs Gaming and Entertainment, Inc. and its successors and assigns, and the Participant and the Participant’s Beneficiaries, successors, heirs, executors and administrators.

8.10                        Cooperation to Achieve 409A Compliance.  To the extent that any provision of this Plan could, if enforced as written, cause adverse tax consequences to either the Participant or the Employer under Code Section 409A, the Employer and Participant shall work together in good faith to seek to avoid, or minimize, such consequences.

8.11                        Captions.  The captions contained in, and the table of contents prefixed to, the Plan are inserted only as a matter of convenience and for ease of reference in no way define, limit, enlarge or describe the scope or intent of this Plan or in any way affect the Plan or the construction of any provision thereof.

8.12                        Gender and Number.  Whenever any words are used herein in any specific gender, they shall be construed as though they were used in any other applicable gender.  The singular form, whenever used herein, shall mean or include the plural form where applicable and vice versa.

8.13                        Action by Compensation Committee.  Any determination or other action that may be made or taken under this Plan by the Compensation Committee may also be made or taken by the Board or its Executive Committee.

ARTICLE IX - CLAIMS PROCEDURE

9.1                               Claim for Benefits.  All claims for benefits under the Plan shall be made in writing and shall be signed by the applicant.  Claims shall be submitted to a representative designated by the Plan Administrator and hereinafter referred to as the “Claims Coordinator.”

(a)                                 Each claim hereunder shall be acted on and approved or disapproved by the Claims Coordinator within 60 days following the receipt by the Claims Coordinator of the information necessary to process the claim.

(b)                                 In the event the Claims Coordinator denies a claim for benefits, in whole or in part, the Claims Coordinator shall notify the applicant in writing of the denial of the claim and notify such applicant of his or her right to a review of the Claims Coordinator’s decision by the Plan Administrator.  Such notice by the Claims Coordinator shall also set forth, in a manner calculated to be understood by the applicant, the specific reason for such denial, the specific Plan provisions on which the denial is based, a description of any additional material or information necessary to perfect the claim, with an explanation of why such material or information is necessary, and an explanation of the Plan’s claims review procedure as set forth in this Section 9.1.

(c)                                  If no action is taken by the Claims Coordinator on an applicant’s claim within 60 days after receipt by the Claim Coordinator, such application shall be deemed to be denied for purposes of the following appeals procedure.

9.2                               Appeals Procedure.  Any applicant whose claim for benefits is denied in whole or in part (“Claimant”) may appeal from such denial to the Plan Administrator for a review of the decision by the Plan Administrator.  Such appeal must be made within six months after the Claimant has received written notice of the denial as provided above in Section 9.1.  An appeal must be submitted in writing within such period and must:

(a)                                 Request a review by the Plan Administrator of the claim for benefits under the Plan;

(b)                                 Set forth all of the grounds upon which the Claimant’s request for review is based and any facts in support thereof; and

(c)                                  Set forth any issues or comments which the Claimant deems pertinent to the appeal.

The Plan Administrator shall regularly review appeals by Claimants.  The Plan Administrator shall act upon each appeal within 60 days after receipt thereof unless special circumstances require an extension of the time for processing the Claimant’s request for review.  If such an extension of time for processing is required, written notice of the extension shall be forwarded to the Claimant prior to the commencement of the extension.  In no event shall such extension exceed a period of 120 days after the request for review is received by the Plan Administrator.

The Plan Administrator shall make a full and fair review of each appeal and any written materials submitted by the Claimant and/or the Employer in connection therewith.  The Plan Administrator may require the Claimant and/or the Employer to submit such additional facts, documents or other evidence as the Plan Administrator in its discretion deems necessary or advisable in making its review.  The Claimant shall be given the opportunity to review pertinent documents or materials upon submission of a written request to the Plan Administrator, provided the Plan Administrator finds the requested documents or materials are pertinent to the appeal.

On the basis of its review, the Plan Administrator shall make an independent determination of the Claimant’s eligibility for benefits under the Plan.  The decision of the Plan Administrator on any claim for benefits shall be final and conclusive upon all parties thereto.

In the event the Plan Administrator denies an appeal, in whole or in part, the Plan Administrator shall give written notice of the decision to the Claimant, which notice shall set forth, in a manner calculated to be understood by the Claimant, the specific reasons for such denial and which shall make specific reference to the pertinent Plan provisions on which the Plan Administrator’s decision was based.

9.3                               Compliance with Regulations.  It is intended that the claims procedure of this Plan be administered in accordance with the claims procedure regulations of the Department of Labor set forth in 29 CFR § 2560.503-1.

TO RECORD the adoption of this Plan, the Company on behalf of itself and each other Employer has caused this document to be executed by its duly authorized officer as of this 9th day of November, 2012, to be effective as of the Effective Date.

DOVER DOWNS GAMING AND ENTERTAINMENT, INC.

By:	/s/ Klaus M. Belohoubek
Klaus M. Belohoubek
Senior Vice President – General Counsel